UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   June 15, 2016

Panacea Global, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-30424	33-0680443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 Highway #7, Suite 502, Richmond Hill

Ontario, Canada, L4B3P8

(Address of principal executive offices) (Zip Code)

416-450-6414

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, the Board of Directors (the “Board”) appointed Yuri Lawryshyn and Dr. Chandra Panchal to the Board of Panacea Global, Inc. (the “Company).

On June 16, 2016, the Company received letters of resignations from Mahmood Moshiri, Zahra Shariat and Binnay Sethi, from the Board of the Company, effectively immediately.   The resignations were not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies (including accounting or financial policies) or practices.

On June 16, 2016, the Company received a letter of resignation from Mahmood Moshiri as Chief Executive Officer, President and Chief Financial Officer of the Company, effective immediately.  Mr. Moshiri’s resignation was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies (including accounting or financial policies) or practices.

On June 17, 2016, the Board appointed Yuri Lawryshyn as interim Chief Executive Officer of the Company.

On June 17, 2016, the Board appointed David Sohi as interim Chief Financial Officer of the Company.

On June 17, 2016, the Board appointed Aras Azadian as Chief Operating Officer of the Company.

A brief description of the background experience of Yuri Lawryshyn and Dr. Chandra Panchal is as follows:

YURI LAWRYSHYN,  50

After completing his Ph.D. in 1997, specializing in computational fluid dynamics (CFD), Dr. Lawryshyn joined the Research and Technology Centre of Abitibi-Price, where he utilized his CFD expertise to develop a patented process equipment technology.

In 1998 he joined Trojan Technologies Inc. where he established a CFD practice and led the development of the award winning SWIFT™ UV disinfection product line for municipal drinking water treatment. During this time, Dr. Lawryshyn was instrumental in developing an aspect of UV disinfection theory which plays a key component in current regulatory and industry best practices. In 2001, Dr. Lawryshyn took on the role of Core Sciences Manager and then Corporate Scientist. During this time, six patents were filed under his leadership. In 2002, Dr. Lawryshyn became Market Manager for the Wastewater Arena at Trojan where he was responsible for Trojan’s largest business arena, with annual revenues of approximately $60 to $70 million. In 2005, Dr. Lawryshyn moved to Europe as Trojan’s Technical Sales Manager where he developed business and marketing strategies for the region, leading to a significant increase in Trojan’s market share and gross margins in Europe.

In late 2006, Dr. Lawryshyn resigned from Trojan to pursue an academic career. He joined the Faculty of Engineering at the University of Toronto in 2007 as an Assistant Professor, specializing in applying financial engineering principles for the valuation of real assets/projects, with specific emphasis in the development of practical approaches to real option valuation and strategic decision making; and is currently an Associate Professor in the Faculty. Dr. Lawryshyn continues to consult in both numerical modelling, and financial analysis and strategy.

Dr. Lawryshyn received a BASc and MASc from the University of Toronto in Mechanical Engineering, a PhD from the Department of Chemical Engineering and Applied Chemistry at the University of Toronto, an MBA from the Richard Ivey School of Business (University of Western Ontario) and a Financial Engineering Diploma from the Schulich School of Business (York University). Dr. Lawryshyn holds 7 patents, with two more recently applied for, has over 25 peer reviewed publications and over 60 conference papers / abstracts.

DR. CHANDRA  PANCHAL, 67

Chandra Panchal obtained a B.Sc. (1972) and a M.Sc., in Molecular Biology (1974) from the University of Toronto, and a Ph.D., in Biochemical Engineering from the University of Western Ontario (1979).

Dr. Panchal is presently Chairmant & CEO at Axcelon Biopolymers Corporation, of London, Ontario, and Managing Director of Panford Investment Corp of Montreal. From 1989-1999 he was Co-founder, President, and CEO of Procyon Biopharma Inc., and from1999-2006 he was Chief Scientific Officer and Senior Executive VP.

From 2006 to 2008 he was Executive VP, Business Development, Licensing & Intellectual Property, at Ambrilia Biopharma Inc., which was a merger between Procyon and Cellpep Inc., of France. Prior to co-founding Procyon, Dr. Panchal was a senior scientist/group leader supervising activities related to yeast genetics, fermentation and product development at John Labatt Ltd., a multinational food and beverage company. Dr. Panchal has authored over 55 scientific papers and has edited a book entitled Yeast Strain Selection, published by Marcel Dekker.

Dr. Panchal has been on the editorial board of the Canadian Journal of Microbiology and is a co-inventor in respect of several patents in oncology, diagnostics and industrial microbiology. Dr. Panchal is an Adjunct Professor in Chemical and Biochemical Engineering at the University of Western Ontario.

He currently sits on the Boards of Canadian Oil Recovery and Remediation Inc., (CORRE; TSX.V:CVR),  AC Simonds & Sons (OTC.BB:ACSX) and several private companies.

Family Relationships

No family relationship has ever existed between any director, executive officer of the Company, and any person contemplated to become such.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PANACEA GLOBAL, INC.

Date: July 19, 2016	By:	/s/ Yuri Lawryshyn
Yuri Lawryshyn Chief Executive Officer

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